NEWS RELEASE
PHIL LYNCH	JAY KOVAL
VICE PRESIDENT	VICE PRESIDENT
CORPORATE COMMUNICATIONS	INVESTOR RELATIONS
AND PUBLIC RELATIONS	AND COMMUNITY RELATIONS
502-774-7928	502-774-6903

BROWN-FORMAN REPORTS STRONG START TO FISCAL 2019

Louisville, KY, August 29, 2018 - Brown-Forman Corporation (NYSE: BFA, BFB) reported financial results for its first quarter of fiscal 2019, ended July 31, 2018. For the first quarter, the company’s reported net sales1 increased 6% to $766 million (+9% on an underlying2 basis) compared to the same prior-year period. In the quarter, reported operating income increased 7% to $264 million (+10% on an underlying basis) and diluted earnings per share grew 12% to $0.41.

Paul Varga, the company's Chief Executive Officer said, "Brown-Forman’s business momentum continued during the first quarter of fiscal 2019, with strong net sales growth as consumer demand for our premium American whiskey brands remained robust. After considering the estimated impact of order phasing related to tariffs, our first quarter growth was in-line with last year’s underlying net sales growth and keeps us on track to deliver another strong year of top-line growth in the 6-7% range.”

Lawson Whiting, the company’s Chief Operating Officer and incoming CEO added, “There remains significant uncertainty around the duration of recently enacted tariffs, but we have been encouraged by the resilience of our business model as we are working to minimize short-term disruption and maintain our top-line momentum. We believe that our consistent reinvestment back into our brands and people positions us well over the long term to continue generating leading returns for our shareholders.”

First Quarter Fiscal 2019 Highlights

•	Underlying net sales grew 9% (+6% reported), with broad-based geographic[3] and balanced portfolio contribution:

◦
Developed international markets grew underlying net sales by 16% (+12% reported), emerging markets grew underlying net sales by 11% (+7% reported), and the United States grew underlying net sales by 2% (0% reported)

◦	The Jack Daniel’s family of brands grew underlying net sales 10% (+7% reported), including 8% underlying net sales growth (+5% reported) for Jack Daniel’s Tennessee Whiskey

◦	The company’s super-premium American whiskey brands grew underlying net sales +25% (+24% reported), including 29% underlying net sales growth from Woodford Reserve (+30% reported)

◦	Herradura and el Jimador grew underlying net sales 10% and 11%, respectively (+11% and +10%, reported)

•	Underlying operating income grew 10% (+7% reported)

First Quarter of Fiscal 2019 Results By Market - Broad-Based Growth

The company delivered solid, broad-based growth around the world, with the strongest results coming from markets outside of the United States. The company estimates that an increase in retail and wholesale inventory levels, largely related to tariffs, contributed approximately two to three points of underlying net sales growth to company-wide top-line results.

The United States grew underlying net sales +2% (0% reported), against last year’s 5% comparison. According to syndicated data, Brown-Forman’s value based takeaway trends remain stable in the mid-single digits rate of growth. The Jack Daniel’s family of brands excluding Tennessee Whiskey grew underlying net sales high-single digits, with gains from Tennessee Honey, Tennessee Fire, and RTDs/RTP (RTDs3), as well as the continued launch of Jack Daniel’s Tennessee Rye. The company’s premium bourbons continued to grow rapidly in the United States, including strong double-digit underlying net sales gains from Woodford Reserve and Old Forester. Herradura and el Jimador tequila grew aggregate underlying net sales in the mid-teens.

Underlying net sales in the company’s developed markets outside of the United States were very strong, up 16% (+12% reported). Results in the European Union benefited from easy comparisons versus the same year ago period and the timing of orders as our trade partners worked to navigate an uncertain period given recently enacted tariffs. Germany and the United Kingdom grew underlying net sales by 38% (+28% reported) and 33% (+19% reported), respectively, while France’s underlying net sales increased 3% (-1% reported). Spain continued to grow well into the double-digits on the heels of last year’s transition to owned distribution in that market. Australia’s underlying net sales increased 6% (+2% reported) and Canada’s underlying net sales were flat (-2% reported).

Emerging markets continued to strengthen on a two-year basis despite increasingly difficult comparisons, with underlying net sales growth of 11% (+7% reported). Mexico grew underlying net sales by 5% (-6% reported), fueled by strong growth across the portfolio of RTDs as well as American whiskey. Poland delivered underlying net sales growth of 4% (+8% reported) as strength in whiskey was offset somewhat by soft results for Finlandia as the company begins to transition to new packaging for the brand. Brazil grew underlying net sales 30% (+20% reported) due to strong demand for Jack Daniel’s Tennessee Whiskey. Russia experienced a 12% decline (+57% reported) due to challenging comparisons related to the changes in distributor and related buying patterns. Most other emerging markets, such as Turkey, China, Romania, India, and Ukraine delivered underlying net sales well into the double-digits in the quarter.

Travel Retail delivered solid growth in the quarter, with underlying net sales up 22% (+24% reported). The company’s premium American whiskey brands, including the Jack Daniel's family of brands and Woodford Reserve, enjoyed strong consumer demand, and Travel Retail benefited from new product launches, higher passenger volumes, and timing related to trade buying.

First Quarter of Fiscal 2019 Results By Brand - Strong Growth in American Whiskey and Tequila

The company’s underlying net sales growth was led by the Jack Daniel’s family of brands, up 10% (+7% reported). Jack Daniel’s Tennessee Whiskey experienced 8% underlying net sales growth globally (+5% reported), with strong volume gains in markets outside of the United States. Jack Daniel’s Tennessee Honey’s underlying net sales grew 12% (+21% reported) as the brand continued its global growth trajectory. Jack Daniel’s RTD business maintained its strong momentum from fiscal 2018, delivering underlying net sales growth of 10% (+6% reported). Gentleman Jack grew underlying net sales 7% (+4% reported). Jack Daniel’s Tennessee Fire increased underlying net sales 13% (+10% reported), led by continued global growth for the brand.

Brown-Forman’s portfolio of super-premium American whiskey brands, including Woodford Reserve, Jack Daniel’s Single Barrel and Gentleman Jack, delivered 25% underlying net sales growth (+24% reported). Woodford Reserve grew underlying net sales 29% (+30% reported). Old Forester grew at an even faster rate, powered by the combination of volumetric gains and favorable mix.

Finlandia vodka’s underlying net sales declined 10% (-18% reported). The decrease in underlying net sales was primarily driven by some disruption related to packaging changes for the brand in Poland, as well as a competitive environment for premium vodka.

el Jimador grew underlying net sales by 11% (+10% reported), fueled by strong takeaway trends in the United States as the company continued to invest in building brand awareness. Herradura grew underlying net sales by 10% (+11% reported). The brand registered double-digit gains in the United States and the continued growth of Herradura Ultra benefited Mexico’s results. New Mix’s underlying net sales grew mid-single digits despite the competitive environment for RTDs.

Other P&L Items

Company-wide price/mix contributed four percentage points to the 9% underlying net sales growth (+6% reported). Underlying gross profit also grew 9% in the quarter (+6% reported).

Underlying advertising spend increased 17% (+14% reported) during the first quarter, as the company continued to invest across the portfolio of brands, including the new Woodford Reserve Kentucky Derby sponsorship. Underlying SG&A grew 5% for the quarter (+4% reported), driven primarily by higher personnel costs. The company delivered underlying operating income growth of 10% (+7% reported).

Financial Stewardship

On July 13, the board approved a share repurchase authorization of $200 million, effective through July 12, 2019, subject to market and other conditions. On July 26, 2018, Brown-Forman declared a regular quarterly cash dividend of $0.158 per share on the split-adjusted Class A and Class B common stock, equating to an annualized cash dividend of $0.632 per share. The quarterly cash dividend is payable on October 1, 2018 to stockholders of record on September 6, 2018. Brown-Forman has paid regular quarterly cash dividends for 73 consecutive years and has increased the dividend for 34 consecutive years.

Fiscal Year 2019 Outlook

The global economy has continued to improve over the last year. However, the competitive landscape in the developed world remains intense, and recently enacted retaliatory tariffs on American whiskey have created additional uncertainty around the company’s near-term outlook, making it difficult to accurately predict future results. The company currently anticipates:

1.	Underlying net sales growth of 6% to 7%.

2.	A slight increase in underlying SG&A, and underlying A&P up in-line with underlying net sales growth.

3.	Underlying operating income growth of 4% to 6%.

4.
Diluted earnings per share of $1.65 to $1.75. This range includes the net estimated change to operating income growth due primarily to tariffs, which we assume remain in place for the full fiscal year, as well as expectations for additional foreign exchange headwinds at current spot rates.

EPS
Prior FY19 EPS Outlook	$1.75 - $1.85
Net Change to OI Growth	(0.06)
Additional FX Headwinds and Other	(0.04)
FY19 Reported EPS Outlook	$1.65 - $1.75
YOY Reported EPS Growth	11% - 18%

Conference Call Details
Brown-Forman will host a conference call to discuss the results at 10:00 a.m. (EST) today.  All interested parties in the United States are invited to join the conference call by dialing 888-624-9285 and asking for the Brown-Forman call.  International callers should dial +1-706-679-3410.  The company suggests that participants dial in ten minutes in advance of the 10:00 a.m. (EST) start of the conference call. A live audio broadcast of the conference call, and the accompanying presentation slides, will also be available via Brown-Forman’s Internet website, http://www.brown-forman.com/, through a link to “Investors/Events & Presentations.” For those unable to participate in the live call, information regarding the digital audio recording of the conference call and the presentation slides will also be on the website. The replay will be available for at least 30 days following the conference call.

For nearly 150 years, Brown-Forman Corporation has enriched the experience of life by responsibly building fine quality beverage alcohol brands, including Jack Daniel’s Tennessee Whiskey, Jack Daniel’s & Cola, Jack Daniel’s Tennessee Honey, Jack Daniel’s Tennessee Fire, Gentleman Jack, Jack Daniel’s Single Barrel, Finlandia, Korbel, el Jimador, Woodford Reserve, Old Forester, Canadian Mist, Herradura, New Mix, Sonoma-Cutrer, Early Times, Chambord, BenRiach, GlenDronach and Slane. Brown-Forman’s brands are supported by over 4,800 employees and sold in more than 170 countries worldwide. For more information about the company, please visit http://www.brown-forman.com/.

Important Information on Forward-Looking Statements:
This press release contains statements, estimates, and projections that are “forward-looking statements” as defined under U.S. federal securities laws. Words such as “aim,” “anticipate,” “aspire,” “believe,” “can,” “continue,” “could,” “envision,” “estimate,” “expect,” “expectation,” “intend,” “may,” “might,” “plan,” “potential,” “project,” “pursue,” “see,” “seek,” “should,” “will,” “would,” and similar words indicate forward-looking statements, which speak only as of the date we make them. Except as required by law, we do not intend to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. By their nature, forward-looking statements involve risks, uncertainties, and other factors (many beyond our control) that could cause our actual results to differ materially from our historical experience or from our current expectations or projections. These risks and uncertainties include, but are not limited to:

•
Unfavorable global or regional economic conditions and related low consumer confidence, high unemployment, weak credit or capital markets, budget deficits, burdensome government debt, austerity measures, higher interest rates, higher taxes, political instability, higher inflation, deflation, lower returns on pension assets, or lower discount rates for pension obligations

•
Risks associated with being a U.S.-based company with global operations, including commercial, political, and financial risks; local labor policies and conditions; protectionist trade policies, or economic or trade sanctions, including potential retaliatory tariffs on American spirits and the effectiveness of our actions to mitigate the potential negative impact on our sales and distributors; compliance with local trade practices and other regulations, including anti-corruption laws; terrorism; and health pandemics

•	Fluctuations in foreign currency exchange rates, particularly a stronger U.S. dollar

•	Changes in laws, regulations, or policies – especially those that affect the production, importation, marketing, labeling, pricing, distribution, sale, or consumption of our beverage alcohol products

•
Tax rate changes (including excise, sales, VAT, tariffs, duties, corporate, individual income, dividends, or capital gains) or changes in related reserves, changes in tax rules or accounting standards, and the unpredictability and suddenness with which they can occur

•	The impact of the recently enacted U.S. tax reform legislation, including as a result of future regulations and guidance interpreting the statute

•	Dependence upon the continued growth of the Jack Daniel’s family of brands

•
Changes in consumer preferences, consumption, or purchase patterns – particularly away from larger producers in favor of small distilleries or local producers, or away from brown spirits, our premium products, or spirits generally, and our ability to anticipate or react to them; legalization of marijuana use on a more widespread basis; shifts in consumer purchase practices from traditional to e-commerce retailers; bar, restaurant, travel, or other on-premise declines; shifts in demographic or health and wellness trends; or unfavorable consumer reaction to new products, line extensions, package changes, product reformulations, or other product innovation

•	Decline in the social acceptability of beverage alcohol in significant markets

•	Production facility, aging warehouse, or supply chain disruption

•	Imprecision in supply/demand forecasting

•	Higher costs, lower quality, or unavailability of energy, water, raw materials, product ingredients, labor, or finished goods

•	Route-to-consumer changes that affect the timing of our sales, temporarily disrupt the marketing or sale of our products, or result in higher fixed costs

•	Inventory fluctuations in our products by distributors, wholesalers, or retailers

•
Competitors’ and retailers’ consolidation or other competitive activities, such as pricing actions (including price reductions, promotions, discounting, couponing, or free goods), marketing, category expansion, product introductions, or entry or expansion in our geographic markets or distribution networks

•	Risks associated with acquisitions, dispositions, business partnerships, or investments – such as acquisition integration, termination difficulties or costs, or impairment in recorded value

•	Inadequate protection of our intellectual property rights

•	Product recalls or other product liability claims, or product counterfeiting, tampering, contamination, or quality issues

•	Significant legal disputes and proceedings, or government investigations

•	Failure or breach of key information technology systems

•	Negative publicity related to our company, brands, marketing, personnel, operations, business performance, or prospects

•	Failure to attract or retain key executive or employee talent

•	Our status as a family “controlled company” under New York Stock Exchange rules, and our dual class share structure

For further information on these and other risks, please refer to the “Risk Factors” section of our annual report on Form 10-K and quarterly reports on Form 10-Q filed with the Securities and Exchange Commission.

Brown-Forman Corporation
Unaudited Consolidated Statements of Operations
For the Three Months Ended July 31, 2017 and 2018
(Dollars in millions, except per share amounts)

	2017	2018	Change

Net sales	$723	$766	6%
Cost of sales	230	243	6%
Gross profit	493	523	6%
Advertising expenses	87	98	14%
Selling, general, and administrative expenses	161	168	4%
Other expense (income), net	(1)	(7)
Operating income	246	264	7%
Non-operating postretirement expense	2	2
Interest expense, net	15	20
Income before income taxes	229	242	6%
Income taxes	51	42
Net income	$178	$200	12%

Earnings per share:
Basic	$0.37	$0.42	12%
Diluted	$0.37	$0.41	12%

Gross margin	68.1%	68.2%
Operating margin	34.0%	34.5%

Effective tax rate	22.1%	17.4%

Cash dividends per common share:
Declared	$0.292	$0.316
Paid	$0.146	$0.158

Shares (in thousands) used in the
calculation of earnings per share
Basic	480,048	480,964
Diluted	482,984	484,441

Brown-Forman Corporation
Unaudited Condensed Consolidated Balance Sheets
(Dollars in millions)

	April 30, 2018	July 31, 2018
Assets:
Cash and cash equivalents	$239	$211
Accounts receivable, net	639	658
Inventories	1,379	1,449
Other current assets	298	305
Total current assets	2,555	2,623

Property, plant, and equipment, net	780	778
Goodwill	763	755
Other intangible assets	670	658
Other assets	208	211
Total assets	$4,976	$5,025

Liabilities:
Accounts payable and accrued expenses	$581	$564
Dividends payable	—	76
Accrued income taxes	25	52
Short-term borrowings	215	176
Total current liabilities	821	868

Long-term debt	2,341	2,310
Deferred income taxes	85	119
Accrued postretirement benefits	191	192
Other liabilities	222	168
Total liabilities	3,660	3,657

Stockholders’ equity	1,316	1,368

Total liabilities and stockholders’ equity	$4,976	$5,025

Brown-Forman Corporation
Unaudited Condensed Consolidated Statements of Cash Flows
For the Three Months Ended July 31, 2017 and 2018
(Dollars in millions)

	2017	2018

Cash provided by operating activities	$105	$126

Cash flows from investing activities:
Additions to property, plant, and equipment	(28)	(23)
Other	(3)	(2)
Cash used for investing activities	(31)	(25)

Cash flows from financing activities:
Net change in short-term borrowings	45	(41)
Acquisition of treasury stock	(1)	(1)
Dividends paid	(70)	(76)
Other	(5)	(4)
Cash used for financing activities	(31)	(122)

Effect of exchange rate changes on cash and cash equivalents	13	(7)

Net increase (decrease) in cash and cash equivalents	56	(28)

Cash and cash equivalents, beginning of period	182	239

Cash and cash equivalents, end of period	$238	$211

Schedule A

Brown-Forman Corporation
Supplemental Information (Unaudited)

	Three Months Ended	Fiscal Year Ended
	July 31, 2018	April 30, 2018

Reported change in net sales	6%	8%
New accounting standard	1%	—%
Foreign exchange	2%	(1)%
Estimated net change in distributor inventories	(1)%	(1)%

Underlying change in net sales	9%	6%

Reported change in gross profit	6%	9%
New accounting standard	2%	—%
Foreign exchange	2%	(2)%
Estimated net change in distributor inventories	(1)%	(1)%

Underlying change in gross profit	9%	6%

Reported change in advertising expenses	14%	8%
New accounting standard	4%	—%
Foreign exchange	—%	(3)%

Underlying change in advertising expenses	17%	6%

Reported change in SG&A	4%	15%
Revenue Recognition	—%	—%
Foundation	—%	(11)%
Foreign exchange	—%	(2)%

Underlying change in SG&A	5%	3%

Reported change in operating income	7%	5%
New accounting standard	2%	—%
Foundation	—%	7%
Foreign exchange	2%	(2)%
Estimated net change in distributor inventories	(2)%	(2)%

Underlying change in operating income	10%	8%

Note: Totals may differ due to rounding
See "Note 2 - Non-GAAP Financial Measures" for details on our use of Non-GAAP financial measures, how these measures are calculated and the reasons why we believe this information is useful to readers.

Schedule B
Brown-Forman Corporation
Supplemental Brand Information (Unaudited)
Three Months Ended July 31, 2018

	% Change vs. Prior Year Period
Brand[3]	Depletions[3]		Net Sales[2]
	9-Liter	Drinks Equivalent[3]	Reported	New Accounting Standard	Foreign Exchange	Estimated Net Change in Distributor Inventories	Underlying
Whiskey	7%	8%	8%	1%	2%	(1)%	11%
Jack Daniel’s Family of Brands	8%	9%	7%	1%	3%	(2)%	10%
Jack Daniel’s Tennessee Whiskey	9%	9%	5%	2%	2%	(1)%	8%
Jack Daniel’s RTD’s/ RTP	5%	5%	6%	—%	5%	—%	10%
Jack Daniel’s Tennessee Honey	10%	10%	21%	2%	2%	(12)%	12%
Gentleman Jack	6%	6%	4%	1%	1%	—%	7%
Jack Daniel’s Tennessee Fire	11%	11%	10%	1%	1%	1%	13%
Other Jack Daniel’s Whiskey Brands	77%	77%	43%	1%	2%	1%	47%
Woodford Reserve	26%	26%	30%	2%	1%	(4)%	29%
Rest of Whiskey	(5)%	(5)%	—%	1%	—%	7%	8%
Tequila	—%	4%	7%	3%	4%	(5)%	9%
el Jimador	4%	4%	10%	5%	3%	(6)%	11%
Herradura	6%	6%	11%	4%	3%	(8)%	10%
Rest of Tequila	(2)%	3%	(1)%	—%	7%	—%	6%
Vodka	(6)%	(6)%	(18)%	1%	6%	—%	(10)%
Wine	(3)%	(3)%	(6)%	1%	—%	2%	(3)%
Rest of Portfolio	(3)%	(3)%	(11)%	—%	5%	1%	(4)%
Subtotal	4%	5%	6%	1%	3%	(1)%	8%
Other Non-Branded and Bulk	NM	NM	19%	0%	(1)%	—%	18%
Total Portfolio	4%	5%	6%	1%	2%	(1)%	9%
Other Brand Aggregations
American whiskey	8%	9%	8%	1%	2%	(1)%	11%
Super-premium American whiskey	24%	24%	24%	1%	1%	(1)%	25%
Old Forester & Woodford Reserve	24%	24%	27%	2%	—%	1%	29%
el Jimador, Herradura, & New Mix	(1)%	3%	6%	3%	4%	(5)%	9%
See "Note 2 - Non-GAAP Financial Measures" for details on our use of Non-GAAP financial measures, how these measures are calculated and the reasons why we believe this information is useful to readers.
Note: Totals may differ due to rounding

Schedule C
Brown-Forman Corporation
Supplemental Geographic Information (Unaudited)
Three Months Ended July 31, 2018

Geographic Area[3]	Net Sales[2]
	Reported	New Accounting Standard	Foreign Exchange	Estimated Net Change in Distributor Inventories	Underlying
United States	—%	1%	—%	1%	2%
Developed International	12%	2%	6%	(3)%	16%
United Kingdom	19%	—%	14%	—%	33%
Australia	2%	—%	4%	—%	6%
Germany	28%	—%	10%	—%	38%
France	(1)%	—%	5%	—%	3%
Canada	(2)%	4%	2%	(4)%	—%
Rest of Developed International	13%	7%	1%	(12)%	9%
Emerging	7%	3%	7%	(4)%	11%
Mexico	(6)%	2%	9%	—%	5%
Poland	8%	—%	(4)%	—%	4%
Russia	57%	—%	(14)%	(55)%	(12)%
Brazil	20%	2%	20%	(11)%	30%
Rest of Emerging	7%	4%	9%	1%	20%
Travel Retail	24%	—%	(2)%	—%	22%
Other non-branded and bulk	19%	—%	(1)%	—%	18%
Total	6%	1%	2%	(1)%	9%
Other Geographic Aggregations
Developed - including United States	4%	1%	2%	—%	7%
See "Note 2 - Non-GAAP Financial Measures" for details on our use of Non-GAAP financial measures, how these measures are calculated and the reasons why we believe this information is useful to readers.
Note: Totals may differ due to rounding

Note 1 - Percentage growth rates are compared to prior-year periods, unless otherwise noted.

Note 2 - Non-GAAP Financial Measures

Use of Non-GAAP Financial Information. We use certain financial measures in this press release that are not measures of financial performance under U.S. generally accepted accounting principles (GAAP). These non-GAAP measures, defined below, should be viewed as supplements to (not substitutes for) our results of operations and other measures reported under GAAP. Other companies may not define or calculate these non-GAAP measures in the same way. Reconciliations of these Non-GAAP measures to the most closely comparable GAAP measures are presented on Schedules A, B, and C of this press release.
“Underlying change” in income statement measures. We present changes in certain income statement measures, or line items, that are adjusted to an “underlying” basis. We use “underlying change” for the following income statement measures: (a) underlying net sales, (b) underlying cost of sales, (c) underlying gross profit, (d) underlying advertising expenses, (e) underlying selling, general, and administrative (SG&A) expenses, (f) underlying other expense (income), (g) underlying operating expenses, and (h) underlying operating income. To calculate these measures, we adjust, as applicable, for (a) new accounting standard, (b) foreign exchange, and (c) estimated net changes in distributor inventories. We explain these adjustments below.

•
“New accounting standard.” Under ASC 606 (Revenue from Contracts with Customers), we recognize the cost of certain customer incentives earlier than we did before adopting ASC 606. Although we do not expect this change in timing to have a significant impact on a full-year basis, we do anticipate some change in the pattern of recognition among fiscal quarters. Additionally, some payments to customers that we classified as expenses before adopting the new standard are classified as reductions of net sales under our new policy. This adjustment allows us to look at underlying change on a comparable basis.

•
“Foreign exchange.” We calculate the percentage change in our income statement line items in accordance with GAAP and adjust to exclude the cost or benefit of currency fluctuations. Adjusting for foreign exchange allows us to understand our business on a constant-dollar basis, as fluctuations in exchange rates can distort the underlying trend both positively and negatively. (In this press release, “dollar” always means the U.S. dollar unless stated otherwise.) To eliminate the effect of foreign exchange fluctuations when comparing across periods, we translate current-year results at prior-year rates and remove foreign exchange gains and losses from current- and prior-year periods.

•
“Estimated net change in distributor inventories.” This adjustment refers to the estimated net effect of changes in distributor inventories on changes in our income statement line items. For each period compared, we use volume information from our distributors to estimate the effect of distributor inventory changes on our income statement line items. We believe that this adjustment reduces the effect of varying levels of distributor inventories on changes in our measures and allows us to understand better our underlying results and trends.

We use the non-GAAP measures “underlying change” for the following reasons: (a) to understand our performance from period to period on a consistent basis; (b) to compare our performance to that of our competitors; (c) in connection with management incentive compensation calculations; (d) in planning and forecasting processes; and (e) in communications concerning our financial performance with the board of directors, stockholders, and investment analysts. We have consistently applied the adjustments within our reconciliations in arriving at each non-GAAP measure.
Note 3 - Definitions
From time to time, to explain our results of operations or to highlight trends and uncertainties affecting our business, we aggregate markets according to stage of economic development as defined by the International Monetary Fund (IMF) and we aggregate brands by spirits category. Below, we define aggregations used in this press release.

Geographic Aggregations.
In Schedule C, we provide supplemental information for our largest markets ranked by percentage of total fiscal 2018 net sales. In addition to markets that are listed by country name, we include the following aggregations:

•
“Developed International” markets are “advanced economies” as defined by the IMF excluding the United States. Our largest developed international markets are the United Kingdom, Australia, and Germany. This aggregation represents our sales of branded products to these markets.

•
“Emerging” markets are “emerging and developing economies” as defined by the IMF. Our largest emerging markets are Mexico and Poland. This aggregation represents our sales of branded products to these markets.

•	“Travel Retail” represents our sales of branded products to global duty-free customers, travel retail customers, and the U.S. military regardless of customer location.

•	“Non-branded and bulk” includes our sales of used barrels, bulk whiskey and wine, and contract bottling regardless of customer location.
Brand Aggregations.
In Schedule B, we provide supplemental information for our largest brands ranked by percentage of total fiscal 2018 net sales. In addition to brands that are listed by name, we include the following aggregations:

•
“Whiskey” products include all whiskey spirits and whiskey-based flavored liqueurs, ready-to-drink, and ready-to-serve products. The brands included in this category are the Jack Daniel's family of brands, Woodford Reserve, Canadian Mist, GlenDronach, BenRiach, Glenglassaugh, Old Forester, Early Times, Slane Irish Whiskey, and Coopers' Craft.

•	“American whiskey” products include the Jack Daniel’s family of brands, premium bourbons, and Early Times.

◦
“Jack Daniel’s family of brands” includes Jack Daniel’s Tennessee Whiskey (JDTW), Jack Daniel’s RTD and RTP products (JD RTDs/RTP), Jack Daniel’s Tennessee Honey (JDTH), Gentleman Jack, Jack Daniel’s Tennessee Fire (JDTF), Jack Daniel’s Single Barrel Collection, Jack Daniel’s Tennessee Rye Whiskey (JDTR), Jack Daniel’s Sinatra Select, Jack Daniel’s No. 27 Gold Tennessee Whiskey, and Jack Daniel’s Bottled-in-Bond.

◦
“Jack Daniel’s RTD and RTP” products include all RTD line extensions of Jack Daniel’s, such as Jack Daniel’s & Cola, Jack Daniel’s & Diet Cola, Jack & Ginger, Jack Daniel’s Country Cocktails, Gentleman Jack & Cola, Jack Daniel’s Double Jack, Jack Daniel’s American Serve, Jack Daniel’s Tennessee Honey RTD, Jack Daniel’s Cider (JD Cider), Jack Daniel’s Lynchburg Lemonade (JD Lynchburg Lemonade), and the seasonal Jack Daniel’s Winter Jack RTP.

•	“Super-premium American whiskey brands” include Woodford Reserve, Jack Daniel’s Single Barrel, Gentleman Jack, Sinatra Select, and Jack Daniel’s No. 27 Gold Tennessee Whiskey.

•	“Premium bourbon” products include Woodford Reserve, Old Forester, and Coopers’ Craft.

•	“Tequila” products include el Jimador, Herradura, New Mix, Pepe Lopez, and Antiguo.

•	“Vodka” products include Finlandia.

•	“Wine” products include the Korbel Champagne and Sonoma-Cutrer wines.

•	“Non-branded and bulk” includes our sales of used barrels, bulk whiskey and wine, and contract bottling regardless of customer location.
Other Metrics.

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“Depletions.” We generally record revenues when we ship our products to our customers. Depending on our route-to-consumer (RTC), we ship products to either (a) retail or wholesale customers in owned distribution markets or (b) our distributor customers in other markets. “Depletions” is a term commonly used in the beverage alcohol industry to describe volume. Depending on the context, “depletions” means either (a) our shipments directly to retail or wholesale customers for owned distribution markets or (b) shipments from our distributor customers to retailers and wholesalers in other markets. We believe that depletions measure volume in a way that more closely reflects consumer demand than our shipments to distributor customers do. In this document, unless otherwise specified, we refer to “depletions” when discussing volume.

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“Drinks-equivalent.” Volume is discussed on a nine-liter equivalent unit basis (nine-liter cases) unless otherwise specified. At times, we use a “drinks-equivalent” measure for volume when comparing single-serve ready-to-drink (RTD) or ready-to-pour (RTP) brands to a parent spirits brand. “Drinks-equivalent” depletions are RTD and RTP nine-liter cases converted to nine-liter cases of a parent brand on the basis of the number of drinks in one nine-liter case of the parent brand. To convert RTD volumes from a nine-liter case basis to a drinks-equivalent nine-liter case basis, RTD nine-liter case volumes are divided by 10, while RTP nine-liter case volumes are divided by 5.

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“Consumer takeaway.” When discussing trends in the market, we refer to “consumer takeaway,” a term commonly used in the beverage alcohol industry. “Consumer takeaway” refers to the purchase of product by the consumer from a retail outlet as measured by volume or retail sales value. This information is provided by third parties, such as Nielsen and the National Alcohol Beverage Control Association (NABCA). Our estimates of market share or changes in market share are derived from consumer takeaway data using the retail sales value metric.